UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2007

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-23071	31-1241495
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

915 Secaucus Road, Secaucus, New Jersey, 07094
(Address of Principal Executive Offices) (Zip Code)

(201) 558-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2007, The Children's Place Retail Stores, Inc. (the “Company”), its subsidiaries Hoop Retail Stores, LLC and Hoop Canada, Inc. (collectively, “Hoop”) and TDS Franchising LLC (“TDSF”), a subsidiary of The Walt Disney Company (“Disney”), entered into a refurbishment amendment (the “Refurbishment Amendment”) to the Disney Store License and Conduct of Business Agreement dated November 21, 2004 (the "License Agreement"), under which Hoop holds a long-term license to operate the Disney Store retail chain in North America. The Refurbishment Amendment modifies certain aspects of the letter agreement among the parties dated June 6, 2007 (the “June Letter Agreement”) and the License Agreement. The Refurbishment Amendment supersedes and replaces the June Letter Agreement.

Other than as described below, the terms of the Refurbishment Amendment are not materially different from those previously contained in the June Letter Agreement, which were described in the Form 8-K filed by the Company on June 8, 2007. In summary, the June Letter Agreement modified certain provisions of the License Agreement, to address claims by Disney that the Company had committed numerous material breaches of the License Agreement. The June Letter Agreement provided that Disney would treat the Company's breaches as having been cured so long as the Company complied with the terms of the June Letter Agreement. The June Letter Agreement imposed specific obligations on the Company with respect to the remodeling and refreshing of numerous stores in the Disney Store chain between fiscal 2007 and fiscal 2011 and, for the stores to be remodeled in fiscal 2007 and fiscal 2008, set forth a detailed timetable for submission of plans and completion dates.

The Company was unable to meet several of the deadlines set forth in the June Letter Agreement and identified various upcoming deadlines during the third and fourth quarters of fiscal 2007 that it would likely miss. The Company and Disney engaged in discussions regarding potential changes to the requirements of the June Letter Agreement that would postpone the due dates of certain of the Company’s remodel and maintenance obligations and require the Company to remodel two additional stores. Following such discussions, the companies reached an agreement, as reflected in the Refurbishment Amendment, regarding an amended timeline for store remodels and “maintenance refreshes.”

Pursuant to the terms of the Refurbishment Amendment, the amended timeline for store remodels is as follows:

Fiscal Year:	# of Store Remodels as per Refurbishment Amendment
2007	7
2008	49
2009	60
2010	70
2011	50
Total	236

Pursuant to the terms of the Refurbishment Amendment, the amended timeline for the “maintenance refresh” program is as follows:

Due Date:	# of Maintenance Refreshes as per Refurbishment Amendment
12/31/2007	10
3/31/2008	75
6/30/2008	80
Total	165

In addition, under the License Agreement, as in effect prior to the Refurbishment Amendment, there were restrictions on Disney’s ability to grant direct licenses to other “specialty retail stores.” For purposes of these licensing restrictions, a “specialty retail store” was and is defined as a retail store that is known to the public as being part of a chain of retail stores with the following elements and characteristics, (i) all stores in the chain operate under the same nationally or regionally recognizable brand name, (ii) the chain consists of more than 60 stores, (iii) the average size of stores within the chain is less than 20,000 gross leasable square feet, (iv) all stores within the chain primarily offer “softlines” and/or “hardlines” (e.g., apparel, cookware, electronics, music, etc.) as opposed to a wide variety of consumer products organized by department or otherwise, and (v) the stores within the chain generally offer merchandise on a full-retail pricing model rather than a discount or warehouse pricing model.

The Company agreed in the Refurbishment Agreement to amend the License Agreement so that these licensing restrictions now only apply with respect to “specialty retail stores” that are primarily focused on the offer, sale and promotion of “softlines” and/or “hardlines” (each of which is defined in the License Agreement) for use by children up to and including fourteen years of age.

The Company also agreed in the Refurbishment Amendment to amend the License Agreement to allow Disney to relocate its flagship store in Manhattan.

While the Company believes that it will be able to meet its obligations under the License Agreement and the Refurbishment Amendment, its ability to meet these obligations will depend on numerous factors, some of which are beyond the Company's control. Consequently, there can be no assurance that the Company will be able to meet all of its obligations. If the Company fails to meet its obligations under the License Agreement and/or the Refurbishment Amendment, it may breach the License Agreement, the Refurbishment Amendment or both.

[SIGNATURE BLOCK FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN’S PLACE RETAIL STORES, INC.

	By	/s/ Susan Riley
	Name:	Susan Riley
	Title:	Executive Vice President, Finance
and Administration

Dated: September 5, 2007